AT THE COMPANY:               AT THE FINANCIAL RELATIONS BOARD, INC.:
Brian T. Clingen              Jeff Wescott
Chief Financial Officer       General Information
(312) 431-0822                (312) 266-7800


FOR IMMEDIATE RELEASE
THURSDAY, OCTOBER 23, 1997


                 CLEAR CHANNEL TO MERGE WITH UNIVERSAL OUTDOOR

SAN ANTONIO, TEXAS, OCTOBER 23, 1997 - Lowry Mays, Chairman and CEO of CLEAR CHANNEL COMMUNICATIONS, INC., (NYSE: CCU), and Dan Simon, President and CEO of UNIVERSAL OUTDOOR HOLDINGS, INC., (NASDAQ: UOUT), jointly announced today that Clear Channel has entered into a definitive agreement to merge with Universal Outdoor Holdings, the holding company for Universal Outdoor, Inc. The transaction is structured entirely as an exchange of stock; each share of Universal Holdings common stock will be exchanged for 0.67 shares of Clear Channel common stock. In addition, Clear Channel will assume approximately $495 million of currently outstanding Universal Outdoor debt. Based on Clear Channel's closing stock price on October 23, 1997, the deal is estimated to be worth $1.7 billion. The exchange of shares is expected to be tax-free. The transaction is subject to certain regulatory approvals and other closing conditions.

Universal Outdoor began in 1973 with the construction of a single billboard in Chicago. Since that time Universal has grown rapidly, with a current inventory of over 34,000 display faces in 23 geographically diverse markets. The combination will give Clear Channel 88,000 display faces in 31 markets across the United States. In addition, Clear Channel will acquire operations in 15 markets where it did not previously have an outdoor position. Clear Channel has existing operations in 7 of the Universal markets. Clear Channel will also acquire a presence in additional markets through various transit and mall display faces. The combined entity will be one of the largest out-of-home media companies in the world, with operations in 31 states and 5 countries.

Mr. Mays said, "We are pleased to announce this transaction, which allows for our continued expansion into the outdoor advertising business. It gives us more overlap with our broadcasting operations, which ultimately enables us to deliver more flexibility to our clients. Universal has an outstanding collection of assets and personnel that have demonstrated strong performance. We continue to see strong growth in the outdoor industry, and this acquisition should allow Clear Channel to participate in this growth to a greater degree."

Mr. Mays also said, "We are excited to add Dan Simon and the employees of Universal Outdoor to the Clear Channel family. Dan has a proven track record in outdoor, and we look forward to his participation in the management of Clear Channel's future success."

Mr. Simon said, "We are excited to be creating what we believe will be the finest outdoor advertising company in the history of the industry. Combining this business with the other outstanding Clear Channel properties will provide truly extraordinary opportunities for our customers, employees and shareholders." Following the merger, Mr. Simon will be appointed to the board of Clear Channel Communications, Inc. and will serve as Vice Chairman and Chief Operating Officer of Clear Channel's outdoor advertising business. Mr. Karl Eller will remain Chairman and CEO of Clear Channel's outdoor advertising business.

Clear Channel Communications, Inc. is a diversified broadcasting company which, including pending acquisitions, owns and/or programs 177 radio stations and 18 television stations in 39 markets in the United States. Through its ownership of Eller Media, the Company has approximately 88,000 outdoor advertising display faces in 31 major metropolitan markets. The Company owns 32.3% of HEFTEL BROADCASTING CORPORATION (NASDAQ: HBCCA), the largest Spanish-language radio broadcaster in the United States. The Company also has broadcasting operations in Australia, New Zealand and the Czech Republic. The Company's stock is traded on the New York Stock Exchange under the symbol "CCU."

Universal Outdoor Holdings, Inc. was represented in the transaction by BT Alex, Brown and Bear Stearns & Company.

     For further information contact:  Houston Lane at (210) 822-2828

                                     ###


       Eller Media and Universal Outdoor Combined Operations




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